STAAR SURGICAL REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
VISIAN ICL™ Sales Grow 30% and Represent 10% of Total Revenue in 2005
Year-Over-Year Operating Cash Usage for the Quarter Decreases 41%

MONROVIA, CA, Mar. 2, 2006—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its fourth quarter and full year ended December 30, 2005.

Net sales for the fourth quarter were $12,068,000 a decrease of 13% compared with $13,951,000 reported for the same period of 2004 and an increase of 4% compared with $11,647,000 reported for the third quarter of 2005. Excluding the impact of changes in currency, fourth quarter 2005 net sales were $12,567,000, down 10% compared with the fourth quarter of 2004. Despite the decline in sales, cash usage from operations during the quarter decreased 41% as compared to the fourth quarter of 2004.

Sales for the full year ended December 30, 2005 were $51,303,000 compared with sales of $51,685,000 reported for 2004. Excluding the impact of changes in currency, net sales for the full year 2005 were $51,188,000, down one percent compared with 2004. During 2005, total ICL sales grew 30% compared with 2004 and represented 10% of total sales compared with 8% of total 2004 sales. Preloaded silicone IOL sales grew 85% during 2005 compared with 2004 and represented 11% of total IOL sales. Changes in currency did not have a material impact on ICL or preloaded IOL sales for the year. U.S. sales of ICLs did not begin until the first quarter of 2006.

The decrease in net sales in the fourth quarter of 2005 primarily resulted from a $1.2 million or 21% decrease in U.S. sales, principally sales of IOLs, primarily due to concerns over the now-resolved compliance issues with the U.S. Food and Drug Administration (FDA). Sales were also affected by a decrease in international product sales, in particular a decrease in sales of distributed non-proprietary products in Germany. These decreases were partially offset by a 10% increase in international VISIAN ICL™ (ICL) sales and a 40% increase in international sales of the preloaded silicone IOL.

During the fourth quarter of 2005, ICL sales represented 11% of total sales compared with 8% of total sales in the fourth quarter of 2004 and 9% of total sales in the third quarter of 2005. Preloaded IOL sales during the fourth quarter of 2005 represented 13% of total IOL sales compared with 7% of total IOL sales during the fourth quarter of 2004 and 11% of total IOL sales in the third quarter of 2005. In addition, the Company generated a meaningful increase in Collamer three-piece IOL sales as compared to the third quarter of 2005.

“The most exciting development of the fourth quarter was receiving FDA approval for the Visian ICL on December 22, 2005,” said David Bailey, President and CEO of STAAR Surgical. “While waiting for approval, we continued to work toward building awareness among surgeons and international market share. As a result, at the time of approval we already had more than 850 U.S. surgeons ready for proctoring. Since that time we have successfully proctored more than 40 surgeons, with each having been guided through five separate ICL surgeries by our application specialists. These surgeons are now eligible to order additional ICL lenses. We began shipping ICLs to eligible surgeons for the newly approved U.S. use in the first quarter of 2006. We have reports that surgeons who have had an opportunity to implant the ICL since its approval have been enthusiastic about its ease of use and the visual quality it delivers to their patients.

“We are excited that the interest in our technology continues to grow, and believe we are well positioned to capture the market share necessary to build a meaningful ICL franchise in the U.S., as we are doing in the international markets,” continued Mr. Bailey. “During the past two years we have strategically invested in our marketing infrastructure, which has allowed us to enter into the first phase of our U.S. commercial ICL launch. We also believe that our growing U.S. ICL franchise will provide us with an effective tool to begin to rebuild our domestic cataract business with leading surgeons. Among other things, the ICL proves to be an excellent way to introduce surgeons to our proprietary Collamer® lens material, which is also available in lenses designed for cataract surgery.”

“International sales grew nearly 9% for the full year and represented 64% of total sales for the period,” continued Mr. Bailey. “Our growth continues to be driven by the strength of our international franchise. With strong ICL and TICL sales growth as well as strong preloaded silicone IOL sales growth, we steadily expanded our international footprint throughout 2005. Looking ahead to 2006, we believe we can continue to grow in our existing markets and achieve incremental growth with new international product approvals. For example, we are very pleased to report that we’ve recently received approval to market the Collamer three-piece IOL in Canada.”

Gross profit margin was 45.8% for the fourth quarter of 2005 compared with 47.2% for the same quarter last year and 44.6% reported for the third quarter of 2005.  Gross profit margin for the full year 2005 was 46.4% compared with 50.6% in 2004. The decline in gross profit from the fourth quarter and full year 2005 primarily resulted from higher unit costs as a result of manufacturing process changes and reduced volume, and a shift in geographical and product mix.

Net loss for the fourth quarter of 2005 was $3,425,000, or $0.14 per share, compared with a net loss of $4,384,000, or $0.21 per share, for the same period last year. Net loss for the full year 2005 ended December 30, 2005 was $11,175,000, or $0.47 per share, compared with a net loss of $11,332,000, or $0.58 per share for the same period last year.

Selling, general, and administrative expenses for the fourth quarter of 2005 decreased $1,351,000 or 13%, compared with the fourth quarter of 2004. Included in other charges in 2004, was an increase of $500,000 in the reserve on a note receivable of a former director of the Company. Excluding the prior year reserve on the note, selling, general and administrative expenses decreased $851,000 or 9%.

General and administrative costs for the fourth quarter of 2005 were roughly equivalent to general and administrative costs incurred in the fourth quarter of 2004.

Marketing and selling expenses for the fourth quarter of 2005 decreased $1.0 million, or 18%, compared with the fourth quarter of 2004, primarily as a result of cost reduction measures taken during 2005 and decreased commissions due to lower U.S. sales. Research and development (which includes regulatory and clinical) expenses for the fourth quarter of 2005 increased approximately 14%, or $186,000, compared with the fourth quarter of 2004, primarily as the result of increased headcount as the Company reduced it dependence on outside consultants.

For the full year ended December 30, 2005, selling, general, and administrative expenses decreased $1,703,000 or approximately 5%. General and administrative costs for the full year 2005 increased $474,000, or 5%, compared with 2004, due to increased professional fees and insurance costs. Marketing and selling expenses for the full year 2005 decreased $1,750,000 or approximately 9% compared with 2005, due to cost reduction measures taken throughout the year and decreased commissions in the U.S. Research and development expenses for the full year 2005 decreased $673,000 or approximately 11% compared with 2004 due to decreased consulting expenses.

STAAR exited the fourth quarter with approximately $12,708,000 in cash, cash equivalents and short-term investments compared with $9,312,000 at December 31, 2004. The Company used approximately $1,818,000 for operating activities during the fourth quarter, which is 41% below the Company’s cash usage of $3,066,000 during the fourth quarter of 2004. Approximately $449,000 was invested in the purchase of property and equipment during the quarter. For the full year 2005, the Company used approximately $6,976,000 from operating activities, which is 21% below the Company’s cash usage of $8,804,000 for 2004.

STAAR’s bank debt at the end of the fourth quarter of 2005 was approximately $1,676,000. Total current liabilities, including the bank debt, were $11,535,000.

In addition, STAAR announced today that its Board of Directors has approved a proposal to eliminate its classified Board of Directors structure, which will be submitted to the stockholders for approval at the 2006 Annual Meeting. In addition, the Board of Directors has definitively rejected any renewal of STAAR’s Stockholder’s Rights Plan, or “Poison Pill,” when it expires on April 20, 2006. The Rights Plan was adopted by STAAR in 1995 and was amended and extended in 2003.

The elimination of the classified structure of STAAR’s Board of Directors will not be effective until approved by the requisite vote of the stockholders. This press release is not a solicitation of stockholder votes and any such solicitation will be made only by a proxy statement including detailed information.

2006 Guidance

Based on current business trends, first quarter sales are expected to be at or slightly higher than fourth quarter 2005 sales. Investments in R&D and the launch of the Visian ICL in the U.S. market are expected to lead to a net loss approximately matching the net loss of the fourth quarter of 2005.

Conference Call
The Company will host a conference call and webcast today, March 2, 2006 at 2:00 p.m. Pacific Time to discuss the Company’s fourth quarter and full year 2005 results and recent corporate developments. The dial-in number for the conference call is 800-257-1836 for domestic participants and 303-262-2140 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on Thursday, March 9, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11054531#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the VISIAN ICL as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 42 countries. More than 50,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by our ability to implement our cost savings strategies and realize our expected savings, our ability to reverse the decline in domestic sales of intraocular lenses, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820Steve DiMattia, 646-277-8706 Jennifer Beugelmans, 415-896-6820

Consolidated Financial Statements

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2005	2004	2005	2004
Sales	$12,068	$13,951	$51,303	$51,685
Cost of goods sold	6,539	7,372	27,517	25,542

Gross profit	5,529	6,579	23,786	26,143

General and administrative.	2,829	2,847	9,727	9,253
Marketing and selling	4,669	5,688	18,552	20,302
Research and development	1,550	1,364	5,573	6,246
Other Charges	--	500	746	500

Total selling, general and administrative expenses:	9,048	10,399	34,598	36,301

Operating loss	(3,519)	(3,820)	(10,812)	(10,158)

Other income, net	181	(326)	854	(88)
Loss before income taxes	(3,338)	(4,146)	(9,958)	(10,246)
Income tax provision	87	238	1,239	1,057
Minority interest	--	--	(22)	29

Net loss	($3,425)	($4,384)	($11,175)	($11,332)

Basic and diluted loss per share	($0.14)	($0.21)	($0.47)	($0.58)
Weighted average shares outstanding Basic and diluted	24,799	20,593	23,704	19,602

STAAR Surgical Company
Global Sales
(in 000’s)

	Three Months Ended			Year Ended
	December 30,	December 31,		December 30,	December 31,
	2005	2004	% Change	2005	2004	% Change
Geographic Sales
United States	$4,255	$5,420	-21%	$18,715	$21,644	-14%
Germany	5,362	6,270	-14%	22,433	22,128	1%
Australia	605	615	-2%	2,722	1,914	42%
Other	1,846	1,646	12%	7,433	5,999	24%

Total Sales	$12,068	$13,951	-13%	$51,303	$51,685	-1%

Product Sales
Cataract	$10,631	$12,600	-16%	$45,361	$46,772	-3%
Refractive	1,268	1,151	10%	5,288	4,066	30%
Glaucoma	169	200	-16%	654	847	-23%

Total Sales	$12,068	$13,951	-13%	$51,303	$51,685	-1%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
Unaudited (in 000’s)

	December 30,	December 31,
	2005	2004
Cash, cash equivalents, and short-term investments	$12,708	$9,312
Accounts receivable, net	5,100	6,217
Inventories	14,699	15,084
Prepaids, deposits, and other current assets	1,763	1,969

Total current assets	34,270	32,582

Investment in joint venture	283	125

Property, plant, and equipment, net	5,595	6,163
Patents and licenses, net	4,920	5,400
Goodwill	7,534	7,534
Other assets	153	169

Total assets	$52,755	$51,973

Notes payable	$1,676	$3,004
Accounts payable	4,014	5,313
Other current liabilities	5,845	5,162

Total current liabilities	11,535	13,479
Other-long term liabilities	854	632

Total liabilities	12,389	14,111

Minority interest	—	22
Stockholders’ equity	40,366	37,840

Total liabilities and equity	$52,755	$51,973